                                                                   Sub-Item 77E

                               LEGAL PROCEEDINGS

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

IN RE: TOUSA, INC. ET AL., DEBTORS. OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF TOUSA, INC., ET AL., V. CITICORP NORTH AMERICA, INC. ET AL.,

The Invesco Van Kampen Dynamic Credit Opportunities Fund, Invesco Van Kampen Senior Income Trust, and Invesco Van Kampen Senior Loan Fund are named as defendants in an adversary proceeding in the Bankruptcy Court of the Southern District of Florida. The complaint was filed on July 14, 2008 by the Official Committee of Unsecured Creditors of TOUSA, Inc., on behalf of certain subsidiaries of TOUSA, Inc. (the "Conveying Subsidiaries"), and filed as amended on October 17, 2008. The Committee made allegations against the Funds in two separate capacities: as "Transeastern Lenders" and as "First Lienholders" (collectively, the "Lenders"). The Transeastern Lenders loaned money to form a joint venture between TOUSA, Inc. and Falcone/Ritchie LLC. TOUSA, Inc. later repaid the loans from the Transeastern Lenders as part of a global settlement of claims against it. The repayment was financed using proceeds of new loans (the "New Loans"), for which the Conveying Subsidiaries conveyed first and second priority liens on their assets to two groups of lienholders (the First and Second Lienholders, collectively "New Lenders"). The Conveying Subsidiaries were not obligated on the original debt to the Transeastern Lenders. The Committee alleged, inter alia, that both the repayment to the Transeastern Lenders and the grant of liens to the First and Second Lienholders should be avoided as fraudulent transfers under the bankruptcy laws. More specifically, the Committee alleged: (1) that the Conveying Subsidiaries' transfer of liens to secure the New Loans was a fraudulent transfer under 11 U.S.C. (S) 548 because the Conveying Subsidiaries were insolvent at the time of the transfer and did not receive reasonably equivalent value for the liens; and (2) that the Transeastern Lenders were, under 11 U.S.C. (S) 550, entities for whose benefit the liens were fraudulently transferred to the New Lenders. The case was tried in 2009 and on October 13, 2009, the Bankruptcy Court rendered a Final Judgment against the Lenders, which was later amended on October 30, 2009, requiring the Lenders to post bonds equal to 110% of the damages and disgorgement ordered against them. The Transeastern Lenders and First Lienholders separately appealed the decision to the District Court for the Southern District of Florida. On February 11, 2011, the District Court, issued an order in the Transeastern Lenders' appeal that:
1) quashed the Bankruptcy Court's Order as it relates to the liability of the Transeastern Lenders; 2) made null and void the Bankruptcy Court's imposition of remedies as to the Transeastern Lenders; 3) discharged all bonds deposited by Transeastern Lenders, unless any further appeals are filed, in which case the bonds would remain in effect pending resolution of appeals; 4) dismissed as moot additional appeal proceedings of the Transeastern Lenders that were contingent upon the District Court's decision concerning liability; and 5) closed all District Court appeal proceedings concerning the Transeastern Lenders. The Committee appealed to the Eleventh Circuit Court of Appeals. The First Lienholders' appeal was stayed pending a decision by the Eleventh Circuit. In a decision filed on May 15, 2012, the Eleventh Circuit reversed the District Court's opinion, affirmed the liability findings of the Bankruptcy Court against the Transeastern Lenders, and remanded the case to the District Court to review the remedies ordered by the Bankruptcy Court. The appeals of the Transeastern Lenders and the First Lienholders, including additional liability issues being asserted by the First Lien Lenders, are currently pending before the District Court. Invesco Van Kampen Senior Income Trust ("VVR")

IN RE: TOUSA, INC. ET AL., DEBTORS. OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF TOUSA, INC., ET AL., V. CITICORP NORTH AMERICA, INC. ET AL.,

The Invesco Van Kampen Dynamic Credit Opportunities Fund, Invesco Van Kampen Senior Income Trust, and Invesco Van Kampen Senior Loan Fund are named as defendants in an adversary proceeding in the Bankruptcy Court of the Southern District of Florida. The complaint was filed on July 14, 2008 by the Official Committee of Unsecured Creditors of TOUSA, Inc., on behalf of certain subsidiaries of

                                                                   Sub-Item 77E

TOUSA, Inc. (the "Conveying Subsidiaries"), and filed as amended on October 17, 2008. The Committee made allegations against the Funds in two separate capacities: as "Transeastern Lenders" and as "First Lienholders" (collectively, the "Lenders"). The Transeastern Lenders loaned money to form a joint venture between TOUSA, Inc. and Falcone/Ritchie LLC. TOUSA, Inc. later repaid the loans from the Transeastern Lenders as part of a global settlement of claims against it. The repayment was financed using proceeds of new loans (the "New Loans"), for which the Conveying Subsidiaries conveyed first and second priority liens on their assets to two groups of lienholders (the First and Second Lienholders, collectively "New Lenders"). The Conveying Subsidiaries were not obligated on the original debt to the Transeastern Lenders. The Committee alleged, inter alia, that both the repayment to the Transeastern Lenders and the grant of liens to the First and Second Lienholders should be avoided as fraudulent transfers under the bankruptcy laws. More specifically, the Committee alleged:
(1) that the Conveying Subsidiaries' transfer of liens to secure the New Loans was a fraudulent transfer under 11 U.S.C. (S) 548 because the Conveying Subsidiaries were insolvent at the time of the transfer and did not receive reasonably equivalent value for the liens; and (2) that the Transeastern Lenders were, under 11 U.S.C. (S) 550, entities for whose benefit the liens were fraudulently transferred to the New Lenders. The case was tried in 2009 and on October 13, 2009, the Bankruptcy Court rendered a Final Judgment against the Lenders, which was later amended on October 30, 2009, requiring the Lenders to post bonds equal to 110% of the damages and disgorgement ordered against them. The Transeastern Lenders and First Lienholders separately appealed the decision to the District Court for the Southern District of Florida. On February 11, 2011, the District Court, issued an order in the Transeastern Lenders' appeal that: 1) quashed the Bankruptcy Court's Order as it relates to the liability of the Transeastern Lenders; 2) made null and void the Bankruptcy Court's imposition of remedies as to the Transeastern Lenders; 3) discharged all bonds deposited by Transeastern Lenders, unless any further appeals are filed, in which case the bonds would remain in effect pending resolution of appeals; 4) dismissed as moot additional appeal proceedings of the Transeastern Lenders that were contingent upon the District Court's decision concerning liability; and 5) closed all District Court appeal proceedings concerning the Transeastern Lenders. The Committee appealed to the Eleventh Circuit Court of Appeals. The First Lienholders' appeal was stayed pending a decision by the Eleventh Circuit. In a decision filed on May 15, 2012, the Eleventh Circuit reversed the District Court's opinion, affirmed the liability findings of the Bankruptcy Court against the Transeastern Lenders, and remanded the case to the District Court to review the remedies ordered by the Bankruptcy Court. The appeals of the Transeastern Lenders and the First Lienholders, including additional liability issues being asserted by the First Lien Lenders, are currently pending before the District Court.